Exhibit 10.42

3832 Bay Center Place Hayward, CA 94545 Tel: 510-732-8400 Fax: 510-732-8401 www.kosan.com

August 4, 2006

Gary S. Titus, CPA

Dear Gary,

On behalf of Kosan Biosciences Incorporated (“Kosan” or the “Company”), I am pleased to extend to you an offer of employment for the position of Senior Vice Present and Chief Financial Officer, reporting to me. We are very excited at the prospect of having access to your biotechnology financial and planning expertise in moving Kosan forward and the contributions you will make to investor relations and the management team. I am looking forward to working closely with you.

This letter sets forth some important terms and conditions of your employment with Kosan. Please read it carefully.

Your monthly salary will be $25,000.00 ($300,000 on an annualized basis). Your personal coverage under Kosan’s current benefit plans will become effective on your first day of full-time work at Kosan (your “start date”). Your start date will be as soon as practical.

As soon as you accept this offer, we will recommend to the Board of Directors that you be granted an option to purchase 150,000 shares of Kosan Common Stock under the Kosan Stock Option Plan (the “Plan”). The option shares will vest over four years, with one-fourth vesting after one year of employment and the remainder vesting in equal monthly increments over the remaining three years as provided in the Plan. This option grant is subject to the approval of the Board and your execution of our standard Stock Option Agreement. Subject to Board or Compensation Committee approval of the grant, the exercise price will be equal to the closing price of the stock one trading day prior to your start date.

You will be eligible to participate in our bonus plan and can earn up to 35% of your annual salary based on achieving your goals and objectives and Kosan’s achievement of its corporate goals and objectives.

This offer of employment is contingent upon your successfully passing a background check as well as positive references. Your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

As a condition of your employment, you must carefully review, sign, and comply with the enclosed Employee Proprietary Information and Invention Assignment Agreement. Also as a condition of your employment, you agree to abide by the Company’s policies and procedures, as adopted from time to time, and to refrain from any activities that conflict with your obligations to the Company. You represent that you do not have any agreements with any third parties (e.g., former employers), including but not limited to non-competition or proprietary information agreements, that will conflict with or limit your ability to discharge your duties to Kosan. You agree that, in the course of your work for Kosan, you will not make any unauthorized use or disclosure of any proprietary information or materials of any third party (e.g., a former employer).

The Immigration Reform and Control Act of 1986 requires that every person present to potential employers proof of identity and eligibility or authorization to accept employment in the United States. In order to comply with this law, and before you can become a Kosan employee, you must provide appropriate documentation to prove both your identity and legal eligibility to be employed by Kosan. Acceptable forms of documentation are described on the attachment to this offer letter. Please be sure to bring this documentation with you on your first day of employment.

This letter, (together with your Employee Proprietary Information and Inventions Agreement and any stock option grant agreement you receive) constitutes the complete and exclusive statement of your agreement with Kosan concerning the subject matter hereof. It supersedes any other agreements or promises made to you by anyone, whether oral or written, and it cannot be changed except in a written agreement, signed by you and a duly authorized officer of Kosan.

We are very excited at the prospect of your joining Kosan Biosciences and becoming a key contributor to our efforts. Please do not hesitate to contact Human Resources if you have any questions. This offer will remain open until August 10, 2006 at which time it will expire if not previously accepted in writing.

To indicate your acceptance of our offer, please sign and date one copy of this letter and the Employee Proprietary Information and Invention Assignment Agreement and return them to me.

Sincerely,

Kosan Biosciences		AGREED AND ACCEPTED:

By:	/s/ Robert G. Johnson, Jr.	/s/ Gary S. Titus
	Robert G. Johnson, Jr., MD, PhD,	Gary S. Titus, CPA
Chief Executive Officer

Date: August 7, 2006

Date your employment begins:

September 5, 2006